Exhibit 99.1

Cascade Bancorp (Oregon) (Nasdaq: CACB) Announces First Quarter Results:
Earnings Per Share Up 22.6% at $0.33 Compared to $0.27 for the Year Ago  Quarter;
Deposits Rebound and Loan Volumes Rise Late in Quarter;
Net Interest Margin Compresses With Higher Cost of Funds

-	Earnings Per Share: at $0.33 up 22.6% year-over-year and compared to $0.36 for the immediately preceding linked-quarter which included $.02 per share of tax related benefits

-	Net Income: up 60.6% year-over-year at $9.5 million compared to $10.2 million for the immediately preceding linked-quarter

-	Loan Growth: loans up 70.6% year-over-year and 9.5% on linked-quarter basis (annualized)

-	Deposit Growth: deposits up 60.8% year-over-year and 32.0% on a linked-quarter basis (annualized)

-	Net Interest Margin: decreased to 5.34% vs. 5.85% year-over-year and 5.54% for the linked-quarter

-	Credit Quality: delinquent loans at .05% of total loans; net charge-offs at .12% (annualized)

          FINANCIAL PERFORMANCE:

          BEND, Ore., April 12 /PRNewswire-FirstCall/ -- Cascade Bancorp (“Cascade”) (Nasdaq: CACB) reported first quarter 2007 Diluted Earnings Per Share (EPS) at $0.33 per share up 22.6% from the $0.27 reported for the same quarter in 2006. Net Income for the period was $9.5 million versus $5.9 million for the first quarter of 2006.  The year-over-year increase was largely due to Cascade’s inclusion of Farmers & Merchants State Bank (F&M) of Idaho which was acquired on April 20, 2006.  The first quarter’s EPS of $0.33 was down from $0.36 for the prior quarter ended December 31, 2006, which benefited from tax related adjustments of approximately $0.02 per share. The net interest margin continued to compress at 5.34% for the quarter due to higher cost of funds and seasonal factors affecting average non-interest bearing deposits (see discussion below).  Return on Equity was 14.7% for the first quarter of 2007 and Return on Assets was a solid 1.70%.

          “Loan and deposit volumes turned upward towards the end of the first quarter of 2007, indicating we may be emerging from our seasonal slow period that has been exacerbated by the nationwide downturn in real estate,” said Patricia L. Moss, President and CEO.  “It is a great advantage that Cascade’s markets are expected to have sustained population in-migration underpinning the economic vitality of the regions into the next decade.”

          LOAN GROWTH AND CREDIT QUALITY:

          At March 31, 2007, Cascade’s Loan Portfolio was $1.9 billion, up 70.6% compared to the year ago period largely due to Cascade’s inclusion of loans from the F&M acquisition on April 20, 2006.  Loan growth during the current quarter was approximately $44.6 million or 9.5% on a linked-quarter basis (annualized).  Because much of this loan growth occurred late in the quarter, its effect on interest income was muted for the first quarter as a whole.

          Credit quality metrics remain solid at Cascade at March 31, 2007, with delinquent loans greater than 30 days past due at 0.05% of total loans compared to 0.18% at December 31, 2006.  Meanwhile, first quarter of 2007 net loan charge-offs were 0.12% (annualized) of total loans as compared to 0.17% for the linked-quarter.  Non-performing assets (NPA’s) were at $7.7 million or 0.33% of total assets, compared to $3.0 million at year-end 2006.  The increase in NPA’s is concentrated in three real estate development loans in the Southern Oregon region where real estate has softened more than in other markets within Cascade’s footprint.  These NPA’s are adequately reserved for in Cascade’s reserve for loan losses.  Note that residential real estate mortgage delinquency rates in the State of Oregon were the second lowest in the country at 2.6% for the fourth quarter of 2006, while Idaho was tenth at 3.4% compared to a national average of 4.95%.  As an aside, and although not a broad based indicator, the delinquency rate within Cascade’s portfolio of originated/sold residential mortgage loans was under 0.25% in Oregon and under 0.50% in Idaho.

          “Credit quality in our loan portfolio is performing relatively well despite the real estate downturn,” said Frank R. Weis, EVP and Chief Credit Officer.  “We expect that the nationwide correction in real estate will ultimately benefit our markets by virtue of a more sustainable rate of economic growth in the months and years ahead.”  He added, “We are carefully monitoring the progress of all our loans in the residential construction and development sector as borrowers adjust their business plans to reflect the changing pace of real estate activity.”

          Cascade’s provision for loan losses and commitments was $1.3 million for the first quarter of 2007 compared to $1.1 million in the year ago period and $1.5 million for the linked-quarter.  The Reserve for Loan (and Commitment) Losses was stable at 1.42% of total loans at March 31, 2007, unchanged from December 31, 2006, and compared to 1.40% a year ago.  Of this aggregate amount, the portion classified as a reserve for loan commitments is approximately 0.18% of gross loans.  This amount is recorded as a separate liability in the accompanying financial statements.  Management believes these reserves are at an appropriate level based upon its evaluation and analysis of portfolio credit quality and prevailing economic conditions.

          DEPOSIT GROWTH:

          At March 31, 2007, Deposits were $1.8 billion, up 60.8% compared to the year ago period, largely due to the acquisition of F&M in April 2006.  While average deposits were flat at $1.7 billion on a linked-quarter basis, Cascade experienced a rebound in deposits late in the first quarter of 2007.  At March 31, 2007, deposits were up 32.0% (annualized) compared to December 31, 2006.  Included in this increase was a relatively large customer relationship deposit and a modest increase in brokered funds which accounted for approximately one half of this increase.

          Importantly, it appears that non-interest bearing deposits may have stabilized after several quarters of decline.  At quarter-end, non-interest bearing deposits were comparable to balances at December 31, 2006.  However, the average amount of non-interest bearing funds on deposit during the first quarter of 2007 declined as compared to the immediately preceding quarter, due to seasonal slowing exacerbated by the nationwide downturn in real estate. Average non-interest bearing deposits were 28.7% of total deposits for the current quarter compared to an average of 31.9% in the prior quarter. At March 31, 2007, non-interest bearing balances were 28.2% of total deposits compared to 30.7% at year-end 2006.

          NET INTEREST MARGIN & INTEREST RATE RISK:

          Cascade reported a decline in its net interest margin (NIM) to 5.34% for the first quarter of 2007, compared to 5.54% for the preceding quarter and 5.85% for the year ago quarter.  The NIM compression was primarily a function of higher overall cost of funds resulting from the decline in average non-interest bearing deposits discussed above.  The overall cost of funds (including interest bearing and non-interest bearing) for the first quarter of 2007 was 3.03% as compared to 2.81% in the immediately preceding quarter and 1.72% for the year ago period.  The average cost of funds paid on interest bearing liabilities for the first quarter of 2007 was 4.00% as compared to 3.85% in the preceding quarter and 2.71% for the year ago quarter.  Yields on earning assets during the first quarter of 2007 were modestly higher at 8.31% compared to 8.28% in the immediately preceding quarter and 7.49% in the year ago quarter.  Looking forward, management expects the NIM may continue to ease as a result of ongoing competitive pricing pressures and a persistent flat yield curve that can affect both rate and mix of funding sources.

          The NIM can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions.  Cascade’s financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets.  Because of its relatively high proportion of non-interest bearing funds, Cascade’s NIM is most adversely affected in the event short term market rates fall to a very low level.  See cautionary “Forward Looking Statements” below and Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:

          Non-Interest Income for the first quarter of 2007 was $5.5 million, 72.0% above the year ago period due to the inclusion of F&M results and as compared to $4.7 million on a linked-quarter basis.  For the first quarter of 2007, residential mortgage originations totaled $42.5 million, up 11.9% from the year ago period.  Related net mortgage revenue was $.7 million, an increase of 22.1% compared to $.6 million for the year ago period and compared to $.8 million for the prior quarter.

          Non-Interest Expense for the first quarter of 2007 increased 64.2% compared to the first quarter of 2006 as a result of the acquisition of F&M. As compared to the immediately preceding quarter, non-interest expense was up 2.9% mainly due to the effect of annual merit salary increases as well as increased staffing levels to support Cascade’s infrastructure and ongoing growth goals.

          BUSINESS STRATEGY:

          Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top ten banks in the nation(1).  Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.

          Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the ninth consecutive year by Independent Community Bankers of America, as well as being named the 2007 top community bank in the Northwest by US Banker Magazine. The Bank is honored to be among the top 40 “Best 100 Companies to Work For in Oregon, 2007,” compiled by Oregon Business Magazine. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

          FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which Cascade is conducting its operations. For a discussion of factors, which could cause results to differ, please see Cascade’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

          The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. You can obtain documents filed by Cascade free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 (541) 385-6205.

          (1) Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets);  Source SNL Financial LC / ESRI

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year			Linked Quarter

Balance Sheet Data (at period end)	1st Qtr 2007	1st Qtr 2006	% Change	1st Qtr 2007	4th Qtr 2006	% Change

Investment securities	$110,544	$63,952	72.9%	$110,544	$106,923	3.4%
Loans, gross	1,931,899	1,132,369	70.6%	$1,931,899	1,887,263	2.4%
Total assets	2,317,166	1,350,664	71.6%	$2,317,166	2,249,314	3.0%
Total deposits	1,794,472	1,115,870	60.8%	$1,794,472	1,661,616	8.0%
Non-interest bearing deposits	506,775	458,406	10.6%	$506,775	509,920	-0.6%
Core Deposits (A)	1,605,314	1,080,360	48.6%	$1,605,314	1,462,084	9.8%
Total shareholders’ equity	269,269	110,410	143.9%	$269,269	261,076	3.1%
Income Statement Data
Interest income	$41,377	$21,727	90.4%	$41,377	$42,047	-1.6%
Interest expense	14,831	4,820	207.7%	14,831	13,973	6.1%
Net interest income	26,546	16,906	57.0%	26,546	28,074	-5.4%
Provision for loan losses and commitments	1,250	1,100	13.6%	1,250	1,500	-16.7%
Net interest income after loan loss provision	25,296	15,806	60.0%	25,296	26,574	-4.8%
Noninterest income	5,546	3,225	72.0%	5,546	4,725	17.4%
Noninterest expense	15,600	9,500	64.2%	15,600	15,153	2.9%
Income before income taxes	15,242	9,531	59.9%	15,242	16,146	-5.6%
Provision for income taxes	5,721	3,603	58.8%	5,721	5,923	-3.4%
Net income	$9,521	$5,928	60.6%	$9,521	$10,223	-6.9%
Share Data (B)
Basic earnings per common share	$0.34	$0.28	20.9%	$0.34	$0.36	-7.1%
Diluted earnings per common share	$0.33	$0.27	22.6%	$0.33	$0.36	-6.8%
Book value per common share	$9.47	$5.15	83.7%	$9.47	$9.22	2.7%
Tangible book value per common share	$5.40	$4.84	11.5%	$5.40	$5.11	5.6%
Cash dividends declared per common share	$0.09	$0.07	25.0%	$0.09	$0.09	0.0%
Ratio of dividends declared to net income	26.72%	25.85%	3.4%	26.72%	24.82%	7.6%
Basic Average shares outstanding	28,269	21,280	32.8%	28,269	28,198	0.3%
Fully Diluted average shares outstanding	28,729	21,927	31.0%	28,729	28,751	-0.1%
Key Ratios
Return on average total shareholders’ equity (book)	14.67%	22.67%	-35.3%	14.67%	15.93%	-7.9%
Return on average total shareholders’ equity (tangible) (C)	26.21%	24.20%	8.3%	26.21%	29.37%	-10.8%
Return on average total assets	1.70%	1.90%	-10.5%	1.70%	1.80%	-5.6%
Net interest spread	4.32%	4.78%	-9.6%	4.32%	4.44%	-2.7%
Net interest margin	5.34%	5.85%	-8.7%	5.34%	5.54%	-3.6%
Total revenue (net int inc + non int inc)	$32,092	$20,131	59.4%	$32,092	$32,799	-2.2%
Efficiency ratio (D)	48.61%	47.19%	3.0%	48.61%	46.20%	5.2%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	27,475	15,822	73.7%	27,475	26,798	2.5%
Reserve to ending total loans	1.42%	1.40%	1.8%	1.42%	1.42%	0.2%
Non-performing assets (E)	7,651	—	100.0%	7,651	3,005	154.6%
Non-performing assets to total assets	0.33%	0.00%	100.0%	0.33%	0.13%	147.2%
Delinquent >30 days to total loans	0.05%	0.01%	555.4%	0.05%	0.18%	-71.6%
Net Charge off’s	573	(35)	1737.1%	573	790	-27.5%
Net loan charge-offs (annualized)	0.12%	-0.01%	1028.4%	0.12%	0.17%	-28.0%
Mortgage Activity
Mortgage Originations	$42,530	$38,004	11.9%	$42,530	$47,099	-9.7%
Total Servicing Portfolio (sold loans)	$492,137	$498,843	-1.3%	$492,137	$494,882	-0.6%
Capitalized Mortgage Servicing Rights (MSR’s)	$3,991	$4,359	-8.4%	$3,991	$4,096	-2.6%
Capital Ratios
Average shareholders’ equity to average assets	11.56%	8.40%	37.7%	11.56%	11.48%	0.7%
Leverage ratio (F)
(Est Q1-07)	9.94%	11.00%	-9.6%	9.94%	9.82%	1.2%
Total risk-based capital ratio (F)
(Est Q1-07)	11.33%	12.90%	-12.2%	11.33%	11.26%	0.6%

Notes:
(A)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(B)	Adjusted to reflect a 25% (5:4) stock split declared in October 2006.
(C)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass and F&M Holding Company.
(D)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(E)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(F)	Computed in accordance with FRB and FDIC guidelines.

                    Total Shares Outstanding as of 3/31/07: 28,446,129

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Year over Year			Linked Quarter

	1st Qtr 2007	1st Qtr 2006	% Change	4th Qtr 2006	% Change

Interest income:
Interest and fees on loans	$39,837	$20,739	92.1%	$40,347	-1.3%
Taxable interest on investments	1,316	556	136.7%	1,407	-6.5%
Nontaxable interest on investments	80	47	70.2%	82	-2.4%
Interest on federal funds sold	56	265	-78.9%	79	-29.1%
Interest on interest bearing balances from FHLB	81	120	-32.5%	125	-35.2%
Dividends on Federal Home Loan Bank stock	7	—	100.0%	7	0.0%
Total interest income	41,377	21,727	90.4%	42,047	-1.6%
Interest expense:
Deposits:
Interest bearing demand	6,875	3,317	107.3%	6,315	8.9%
Savings	57	29	96.6%	65	-12.3%
Time	3,598	513	601.4%	3,310	8.7%
Junior subordinated debentures and other borrowings	4,301	961	347.6%	4,283	0.4%
Total interest expense	14,831	4,820	207.7%	13,973	6.1%
Net interest income	26,546	16,907	57.0%	28,074	-5.4%
Loan loss provision	1,250	1,100	13.6%	1,500	-16.7%
Net interest income after loan loss provision	25,296	15,807	60.0%	26,574	-4.8%
Noninterest income:
Service charges on deposit accounts	2,207	1,463	50.9%	2,189	0.8%
Mortgage loan origination and processing fees	435	457	-4.8%	489	-11.0%
Gains on sales of mortgage loans, net	241	102	136.3%	294	-18.0%
Net mortgage loan servicing fees	9	2	350.0%	24	-62.5%
Gains on sale of other real estate owned	(10)	—	-100.0%	10	-200.0%
Card issuer and merchant services fees, net	887	611	45.2%	943	-5.9%
Earnings on bank-owned life insurance	458	169	171.0%	197	132.5%
Other income	1,319	420	214.0%	579	127.8%
Total noninterest income	5,546	3,224	72.0%	4,725	17.4%
Noninterest expense:
Salaries and employee benefits	9,214	5,855	57.4%	9,031	2.0%
Occupancy	1,016	644	57.8%	966	5.2%
Equipment	560	393	42.5%	568	-1.4%
Communications	548	295	85.8%	437	25.4%
Advertising	317	161	96.9%	266	19.2%
Other expenses	3,945	2,152	83.3%	3,885	1.5%
Total noninterest expense	15,600	9,500	64.2%	15,153	2.9%
Income before income taxes	15,242	9,531	59.9%	16,146	-5.6%
Provision for income taxes	5,721	3,603	58.8%	5,923	-3.4%
Net income	$9,521	$5,928	60.6%	$10,223	-6.9%
Basic net income per common share	$0.34	$0.28	20.9%	$0.36	-7.1%
Diluted net income per common share	$0.33	$0.27	22.6%	$0.36	-6.8%

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	Year over Year			Linked Quarter

	1st Qtr 2007	1st Qtr 2006	% Change	4th Qtr 2006	% Change

ASSETS
Cash and cash equivalents:
Cash and due from banks	$61,815	$44,952	37.5%	$54,962	12.5%
Interest bearing balances due from FHLB	10,459	19,074	-45.2%	47	22153.2%
Federal funds sold	7,800	32,556	-76.0%	650	1100.0%
Total cash and cash equivalents	80,074	96,582	-17.1%	55,659	43.9%
Investment securities available-for-sale	106,852	60,118	77.7%	103,228	3.5%
Investment securities held-to-maturity	3,692	3,834	-3.7%	3,695	-0.1%
Federal Home Loan Bank stock	6,991	3,241	115.7%	6,991	0.0%
Loans, net	1,907,837	1,116,547	70.9%	1,863,677	2.4%
Premises and equipment, net	36,356	22,796	59.5%	40,553	-10.3%
Goodwill	105,056	6,351	1554.2%	105,047	0.0%
Core deposit intangible	10,687	345	2997.7%	11,082	-3.6%
Bank-owned life insurance	32,188	16,195	98.8%	31,730	1.4%
Accrued interest and other assets	27,433	24,654	11.3%	27,652	-0.8%
Total assets	$2,317,166	$1,350,663	71.6%	$2,249,314	3.0%
LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$506,775	$458,093	10.6%	$509,920	-0.6%
Interest bearing demand	894,141	539,431	65.8%	791,768	12.9%
Savings	44,466	35,238	26.2%	46,522	-4.4%
Time deposits	349,090	83,108	320.0%	313,406	11.4%
Total deposits	1,794,472	1,115,870	60.8%	1,661,616	8.0%
Junior subordinated debentures	68,558	47,939	43.0%	68,558	0.0%
Federal funds purchased	—	—	0.0%	15,177	-100.0%
Other borrowings	118,222	61,046	93.7%	171,290	-31.0%
Customer repurchase agreements	38,227	—	100.0%	44,018	-13.2%
Accrued interest and other liabilities	28,418	15,398	84.6%	27,579	3.0%
Total liabilities	2,047,897	1,240,253	65.1%	1,988,238	3.0%
Stockholders’ equity:
Common stock, no par value;	163,321	34,846	368.7%	162,199	0.7%
Retained earnings	105,075	74,964	40.2%	98,112	7.1%
Unrealized gains on investment securities available-for-sale, net of deferred income taxes	873	600	45.5%	765	14.1%
Total stockholders’ equity	269,269	110,410	143.9%	261,076	3.1%
Total liabilities and stockholders’ equity	$2,317,166	$1,350,663	71.6%	$2,249,314	3.0%

CASCADE BANCORP (CACB)
LOANS AND RESERVE FOR LOAN LOSSES
(in thousands, except percentages)
(unaudited)

Loan portfolio	Mar 31, 2007	% of gross loans	Dec 31, 2006	% of gross loans

Commercial	$579,627	30%	$560,728	30%
Real Estate:
Construction/lot	610,677	32%	588,251	31%
Mortgage	82,311	4%	80,860	4%
Commercial	605,635	31%	606,340	32%
Consumer	53,649	3%	51,083	3%
Total loans	1,931,899	100%	1,887,262	100%
Less reserve for loan losses	24,062		23,585
Total loans, net	$1,907,837		$1,863,677

	Three months ended March 31,

Reserve for loan losses	2007	2006

Balance at beginning of period	$23,585	$14,688
Loan loss provision	1,250	1,100
Recoveries	298	214
Loans charged off	(871)	(180)
Transfer to reserve for unfunded commitments	(200)	—
Balance at end of period	$24,062	$15,822

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(in thousands, except per share data & ratios)
(unaudited)

	Year over Year			Linked Quarter

	1st Qtr 2007	1st Qtr 2006	% Change	4th Qtr 2006	% Change

Three Months Ended:
Average Assets	2,277,448	1,262,829	80.3%	2,255,598	1.0%
Average Loans	1,897,656	1,076,155	76.3%	1,882,766	0.8%
Average Deposits	1,666,471	1,054,287	58.1%	1,660,344	0.4%
Average Non Interest Bearing Deposits	478,677	416,803	14.8%	529,400	-9.6%
Average Earnings Assets	2,023,475	1,176,154	72.0%	2,019,103	0.2%
Average Interest Bearing Liabilities	1,504,662	721,825	108.5%	1,440,907	4.4%
Average Common Equity (book)	263,297	106,045	148.3%	254,571	3.4%
Average Common Equity (tangible)	147,328	99,334	48.3%	138,116	6.7%

	1st Qtr 2007	1st Qtr 2006	% Change	4th Qtr 2006	% Change

Balances as of:
Mortgage loans held for sale	2,673	1,886	41.7%	3,027	-11.7%
Intangibles & goodwill	115,743	6,697	1628.3%	116,129	-0.3%
Non-performing Loans	7,651	—	100.0%	2,679	185.6%
OREO	—	—	0.0%	326	-100.0%
Total Non-performing assets	7,651	—	100.0%	3,005	154.6%
Shares Outstanding (actual)	28,446,129	21,439,884	32.7%	28,330,259	0.4%

SOURCE  Cascade Bancorp
          -0-                                                       04/12/2007
          /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com/
          (CACB)